UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

EDGEMODE, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$_____ per share as determined under Rule 0-11 under the Exchange Act.

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Edgemode, Inc.

110 E. Broward Blvd., Suite 1700

Ft. Lauderdale, FL 33301

(954) 380-3343

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

You are not being asked to approve anything. This Information Statement is being provided to you solely for your information.

Dear Edgemode, Inc. Stockholders:

This Information Statement is being furnished to the holders of common stock, par value $0.001 per share, of Edgemode, Inc., a Nevada corporation (“Edgemode,” “the Company,” “we,” “our” or “us”) in accordance with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and Schedule 14C promulgated thereunder. This Information Statement relates to the approval of the actions described below, which were authorized by joint written consent of the Board of Directors of Edgemode, Inc. (the “Board”) and stockholders of the Company holding a majority of the voting power of the Company’s issued and outstanding capital stock (the “Majority Stockholders”) in lieu of a special meeting of stockholders:

•	Filing of a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, to effect an increase in the number of authorized shares of our common stock from 7,000,000,000 to 56,000,000,000 (the “Authorized Share Increase”); and

•	Filing of a Certificate of Amendment to the Company’s Articles of Incorporation, as amended to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock, at a specific ratio, ranging from 1-for-50 to 1-for-10,000 at any time prior to the one-year anniversary date of the approval by the Majority Stockholders (the “Reverse Stock Split”).

On July 10, 2026, via joint written consent (the “Joint Written Consent”) the Board and the Majority Stockholders approved the Authorized Share Increase and the Reverse Stock Split (collectively, the “Actions”). The approval of the Actions by the Majority Stockholders constitutes the only stockholder approval required under the Nevada Revised Statutes (“NRS”). As a result, no further action by any other stockholder is required to approve the Actions and we have not and will not be soliciting your approval of the Actions. Notwithstanding the foregoing, the holders of our common stock of record at the close of business on July 9, 2026 (the “Record Date”), are entitled to notice of the Joint Written Consent.

The Board has the authority, but not the obligation, to cause the Company to file the Certificates of Amendment to the Company’s Articles of Incorporation, as amended (the “Amendments”) with the Nevada Secretary of State at any time prior to the one-year anniversary date of the approval by the Majority Stockholders.

In accordance with Rule 14c-2 promulgated under the Exchange Act, the Authorized Share Increase and the Reverse Stock Split will become effective no sooner than 20 calendar days after we mail the Definitive Information Statement to our stockholders.

This is not a notice of a special meeting of stockholders and no special stockholder meeting will be held to consider any matter which is described herein. We are not asking you for a consent or proxy and you are requested not to send us a consent or proxy.

This notice and the accompanying Information Statement are being mailed to the holders of our securities as of the Record Date on or about July 24, 2026. This notice and the accompanying Information Statement shall constitute notice to you of the action by the approval of the Majority Stockholders via the Joint Written Consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

By Order of the Board of Directors,

Dated: July 24, 2026	/s/ Charles Faulkner
Charles Faulkner
Chief Executive Office

Edgemode, Inc.

110 E. Broward Blvd., Suite 1700

Ft. Lauderdale, FL 33301

(954) 380-3343

INFORMATION STATEMENT

July 24, 2026

GENERAL INFORMATION

Why am I receiving these materials?

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is furnished, pursuant to Section 14(c) of the Exchange Act, to the stockholders of record as of the Record Date of the Company’s common stock for the purpose of informing our stockholders of actions we are taking pursuant to the Joint Written Consent to approve the Authorized Share Increase, the Reverse Stock Split and the Amendments. Effective July 10, 2026, the Board and Majority Stockholders approved the Actions. Your consent is not required and is not being solicited in connection with the approval of the Actions. You are urged to read this Information Statement carefully and in its entirety for a description of the Actions. The date of this Information Statement is July 24, 2026 and is first being mailed on or about July 24, 2026.

What action was taken by written consent?

We obtained written consent from the Majority Stockholders approving the Authorized Share Increase and the Reverse Stock Split.

When is the record date?

The close of business on July 9, 2026 is the record date for the determination of stockholders entitled to consent and entitled to receive this Information Statement.

What vote was obtained to approve the Actions described in this Information Statement?

Section 78.320 of the NRS provides any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Section 78.315 of the NRS provides that any action required or permitted to be taken may be taken without a meeting if all members of the board or the committee consent in writing to the adoption of a resolution authorizing the action.

On July 10, 2026, the Board and the Majority Stockholders adopted the Joint Written Consent approving resolutions to approve the Authorized Share Increase, the Reverse Stock Split and the filing of the Amendments.

On the Record Date, there were 4,085,767,870 shares of the Company’s common stock outstanding and two shares of Series D Preferred Stock outstanding. Charles Faulkner, the Company’s Chief Executive Officer, and Simon Wajcenberg, the Company’s Chief Financial Officer, each own one share of the Series D Preferred Stock. As of the Record Date, the Majority Stockholders had the voting power to vote a majority of the outstanding voting power of the Company.

The holders of Series D Preferred Stock are entitled to vote together with the holders of common stock on all matters submitted to a vote of stockholders and each share of Series D Preferred Stock entitles the holder to voting power equal to 25.5% of the issued and outstanding shares of the Company’s common stock. The Series D Preferred Stock has no liquidation rights and is not convertible into common stock or any other security, has no dividend rights, and has no preemptive rights.

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Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Do stockholders have dissenters’ or appraisal rights?

Holders of our common stock will not be entitled to dissenters’ rights or appraisal rights in connection with the Actions as set forth in this Information Statement.

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AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION TO

EFFECTUATE THE AUTHORIZED SHARE INCREASE AND THE REVERSE STOCK SPLIT

Overview

The Board and the Majority Stockholders have approved amendments to the Company’s Articles of Incorporation for the Authorized Share Increase and the Reverse Stock Split. The Authorized Share Increase increases the number of authorized shares of the Company’s common stock from 7,000,000,000 to 56,000,000,000 and the Reverse Stock Split will reduce the number of issued and outstanding shares of the Company’s common stock, at a specific ratio, ranging from 1-for-50 to 1-for-10,000. The Authorized Share Increase provides the Company with greater flexibility to issue additional shares for purposes such as raising capital and other corporate needs, however, it may result in dilution for existing stockholders if new shares are issued unless those stockholders acquire additional shares.

On July 10, 2026, the Board unanimously approved and recommended, and the Majority Stockholders approved, the Authorized Share Increase and the Reverse Stock Split.

The form of the amendments to effectuate the Authorized Share Increase and the Reverse Stock Split are attached to this Information Statement as Appendix A and Appendix B, respectively.

Purpose and Effect

Authorized Share Increase

As of the Record Date, the Company has 4,279,853,240 shares of common stock outstanding and approximately 2,720,146,760 shares of common stock reserved for issuance, consisting primarily of shares of common stock issuable upon the conversion of outstanding convertible notes. The Company requires additional shares for general corporate purposes, including, but not limited to, shares issuable upon the conversion of outstanding convertible promissory notes, raising capital, equity-based compensation and potential future transactions. As of the Record Date the Company has outstanding convertible promissory notes in the aggregate outstanding amount of approximately $2,052,775 and a majority of such notes are convertible at a discount to the market price of the Company’s common stock. The notes are convertible at the option of each of the respective holders. On the Record Date, the closing sale price of our common stock was $0.0066. Therefore, assuming the conversion of all of the notes at a conversion price of $0.00396 per share, such conversions would result in the issuance of approximately 520,000,000 shares of common stock and the reduction in convertible notes payable from the Company’s balance sheet.

To address potential limitations, the Company is increasing the number of authorized shares. This adjustment aims to provide flexibility needed for the aforementioned corporate purposes. The Board believes that the Authorized Share Increase will better position the Company to meet future needs and respond swiftly to business opportunities. Apart from the reservation of the shares issuable upon the conversion of outstanding convertible notes, we do not have any current commitments for the use of the additional shares of common stock that would exceed the Company’s currently authorized shares of capital stock available for issuance. However, by approving the amount of authorized shares of common stock as proposed by the Authorized Share Increase now, we believe that such additional authorized shares will enable us to act in a timely manner when such a need arises or the board of directors believes that it is in the best interests of the Company and its stockholders to take action, without the delay and expense that would be required at that time in obtaining stockholder approval of an increase in authorized shares of common stock at a future special meeting of stockholders. For example, the Company may raise capital in the future to address its liquidity needs or as consideration for an acquisition, share exchange or merger transaction.

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While the issuance of additional shares of common stock may be deemed to have potential anti-takeover effects, including by delaying or preventing a change in control of the Company through subsequent issuances of these shares which could make a change in control of the Company more difficult, and therefore, less likely, the Authorized Share Increase is not prompted by any specific effort of which we are aware to accumulate shares of our common stock or obtain control of the Company. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of common stock as compared to the then-existing market price. Although the issuance of additional shares of common stock could, under certain circumstances, have an anti-takeover effect, the Authorized Share Increase is not in response to any effort to which the Company is aware to accumulate common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Stockholders do not have preemptive rights with respect to our common stock. Therefore, should the Board determine to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

The Authorized Share Increase will become effective upon the filing of the Amendment with the Nevada Secretary of State. The exact timing of the filing of the Amendment that will effect the Authorized Share Increase will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, the Board reserves the right to elect not to proceed with the Authorized Share Increase if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Authorized Share Increase.

Reverse Stock Split

The Board believes that the Reverse Stock Split is advisable and in the best interests of the Company and its stockholders because it is expected to result in a higher per-share price of the Company’s common stock, which the Board believes may improve the marketability of the common stock for existing and prospective stockholders. With a high number of issued and outstanding shares of common stock, the price per share of our common stock may be too low for the Company to attract investment capital on reasonable terms. We believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split may make our common stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of the holders of our common stock.

The Reverse Stock Split is also intended to create a more manageable capital structure that may facilitate potential future financing transactions. The Board cannot predict, however, the effect of the Reverse Stock Split upon any future market price of the common stock, and there can be no assurance that the Reverse Stock Split will result in a proportionate increase in the per-share price of the common stock outstanding or that such price, if achieved, will be sustained for any period of time.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS INFORMATION STATEMENT, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF OPTIONS AND WARRANTS, DOES NOT REFLECT THE IMPACT OF THE REVERSE STOCK SPLIT THAT MAY BE EFFECTUATED.

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Board Discretion to Implement the Reverse Stock Split

If the Board determines to effectuate the Reverse Stock Split, it will consider certain factors in selecting the specific stock split ratio, including prevailing market conditions and the trading price of the common stock. Based in part on the price of the common stock on the days leading up to the filing of the Amendment effecting the Reverse Stock Split, the Board will determine the ratio of the Reverse Stock Split, in the range of 1-for-50 to 1-for-10,000, that, in the judgment of the Board, is the reverse split ratio most likely to allow us to retain a sufficient number of outstanding shares, while also facilitating an adequate market for the Company’s common stock. The Board will publicly announce the ratio selected for the Reverse Stock Split prior to the effectiveness of the Reverse Stock Split within the limits set forth herein.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing (the “Split Effective Time”) of the Amendment with the Nevada Secretary of State. The exact timing of the filing of the Amendment that will effect the Reverse Stock Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, the Board reserves the right to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Upon the Split Effective Time, the number of shares of common stock issued and outstanding will be reduced, depending upon the ratio determined by our Board within a range of 1-for-50 to 1-for-10,000. Fractional shares will not be issued. Instead, we will issue a full share of post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. In other words, we will “round up” fractional shares.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage of ownership interest in us, except to the extent the Reverse Stock Split would result in fractional shares, as described above. The Reverse Stock Split will not change the terms of the common stock. Additionally, the Reverse Stock Split will have no effect on the number of shares of common stock that we are authorized to issue. After the Split Effective Time, the shares of common stock will have the same voting rights and rights to dividends and distributions (other than fractional shares) and will be identical in all other respects to the common stock now authorized. The issued common stock will remain fully paid and non-assessable.

After the Split Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which are numbers used to identify our equity securities, and stockholders holding physical stock certificates with the older CUSIP numbers should exchange those stock certificates for stock certificates with the new CUSIP numbers by following the procedures enumerated in the letter of transmittal to be sent to our stockholders, as described below. Stockholders holding common stock in street name do not have to take any action, as the split will occur automatically on the Split Effective Time, as described below.

Because the number of authorized shares of our common stock will not be reduced, the overall effect of the Reverse Stock Split of the outstanding common stock will be an increase in authorized but unissued shares of our common stock. These shares may be issued by our Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Stock Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock and preferred stock.

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The following table sets forth the approximate number of shares of the common stock that would be outstanding immediately after the Reverse Stock Split based on the current authorized number of shares of common stock at various exchange ratios, based on 4,279,853,240 shares of common stock actually outstanding as of the Record Date. The table does not account for fractional shares.

Ratio of Reverse Stock Split	Approximate Shares of Common Stock Outstanding After Reverse Stock Split Based on Current Authorized Number of Shares
None	4,279,853,240
1:50	85,597,065
1:100	42,798,532
1:500	8,559,706
1:1,000	4,279,853
1:10,000	427,985

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian, or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians, or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-Reverse Stock Split common stock.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

We expect that the transfer agent will act as the exchange agent for the purposes of implementing the exchange of stock certificates in connection with the Reverse Stock Split. As soon as practicable after Split Effective Time, the stockholders holding common stock in certificated form will be sent a letter of transmittal by the transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificates representing pre-split shares of our common stock to the transfer agent in exchange for certificates representing post-split shares. No new certificates will be issued to a stockholder until that stockholder has surrendered the certificate(s) representing the outstanding pre-Reverse Stock Split shares together with the properly completed and executed letter of transmittal.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

Fractional shares with respect to our common stock will not be issued in connection with the Reverse Stock Split. We will round up any fractional shares of our common stock resulting from the Reverse Stock Split to the nearest whole share.

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Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio.

The Company has outstanding convertible promissory notes in the aggregate outstanding amount of approximately $2,052,775 as of the Record Date. A majority of such notes are convertible at a discount to the market price of the Company’s common stock and, as a result, the conversion price of these notes will not be affected by the Reverse Stock Split. However, the Company also has outstanding convertible promissory notes in the aggregate outstanding amount of approximately $676,200 as of the Record Date that are convertible at fixed prices. Upon effectiveness of the Reverse Stock Split, the fixed conversion prices of such notes will be proportionally increased in accordance with the Reverse Stock Split ratio.

The Reverse Stock Split will not affect the voting rights and preferences of the holders of the Series D Preferred Stock.

Anti-Takeover Effects of the Reverse Stock Split

The effective increase in our authorized and unissued shares as a result of the Reverse Stock Split could potentially be used by our Board to thwart a takeover attempt. The overall effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is seemingly beneficial to our stockholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

As discussed above, the principal goals of the Company in effecting the Reverse Stock Split are to increase the ability of institutions to purchase our common stock and stimulate the interest in our common stock by analysts and brokers. The Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

The Reverse Stock Split is not a plan by our Board to adopt a series of amendments to our Articles of Incorporation or bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Plans for Newly Available Shares

We presently have no specific plans, nor have we entered into any agreements, arrangements or understandings with respect to the shares of authorized common stock that will become available for issuance as a result of the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of common stock following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

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Accounting Matters

This amendment to the Articles of Incorporation will not affect the par value of our common stock or preferred stock per share. As a result, as of the Split Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Interests of Officers and Directors in the Reverse Stock Split

Other than the reduction in the number of shares of common stock held by them, which would result from the consummation of the Reverse Stock Split, which will be similar to the effect on all other holders of the Company’s shares of common stock, our officers and directors do not have any substantial interest, direct or indirect, in the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

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U.S. holders generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the Reverse Stock Split. As noted above, we will not issue fractional shares of our common stock in connection with the Reverse Stock Split. Instead, we will issue a full share of post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. The U.S. federal income tax consequences of the receipt of such an additional share of our common stock are not clear. Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each U.S. holder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of the Record Date by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all of our executive officers and directors as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o Edgemode, Inc., 110 E. Broward Blvd., Suite 1700, Ft. Lauderdale, FL 33301. There are 2 shares of Series D Preferred Stock issued and outstanding. Holders of Series D Preferred Stock are entitled to vote together with the holders of common stock on all matters submitted to a vote of stockholders and each share of Series D Preferred Stock entitles the holder to voting power equal to 25.5% of the issued and outstanding shares of the Company’s common stock.

Title of Class	Name of Beneficial Holder	Amount of Beneficial Ownership	Percentage Beneficially Owned
Common Stock	Niclas Adler (1)	1,260,246,354	29.4%
Directors and Named Executive Officers
Common Stock	Charles Faulkner (2)	1,104,518,284	22.1%
Common Stock	Simon Wajcenberg (3)	1,024,563,611	21.8%
Common Stock	Simon Kiero-Watson	12,637,215	*
	All directors and officers as a group (3 persons)	2,139,081,895	39.4%
Series D Preferred	Charles Faulkner	1	50.0%
Series D Preferred	Simon Wajcenberg	1	50.0%

*Less than 1%.

(1)	Adler. Dr. Adler was an executive officer and director of the Company until his resignation on September 1, 2025. Includes shares held by Adler Capital Limited (“ACL”), an entity beneficially owned and controlled by Adler. On January 15, 2026, the Company filed a lawsuit against Synthesis Analytics Production, Ltd. (“SAPL”) and ACL to rescind the shares of common stock issued pursuant to the Share Exchange Agreement between the Company, SAPL and ACL, dated April 7, 2025 (the “Share Exchange Agreement”).
(2)	Faulkner. Mr. Faulkner is an executive officer and director of the Company. Includes 792,792,088 shares of common stock underlying vested stock options. His ownership is included under “All directors and officers as a group.”
(3)	Wajcenberg. Mr. Wajcenberg is an executive officer and director of the Company. Includes 350,000,000 shares of common stock underlying vested stock options. His ownership is included under “All directors and officers as a group.”
(4)	Kiero-Watson. Mr. Kiero-Watson is an executive officer and director of the Company. His ownership is included under “All directors and officers as a group.”

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ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549, or may be accessed at www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (954) 380-3343 or mail a request to receive separate copies to Edgemode, Inc., 110 E. Broward Blvd., Suite 1700, Ft. Lauderdale, FL 33301 Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

July 24, 2026

By Order of the Board of Directors

/s/ Charles Faulkner
Charles Faulkne
Chief Executive Officer

11

Appendix A

CERTIFICATE OF AMENDMENT TO ARTICLES OF

INCORPORATION OF EDGEMODE, INC.

Edgemode, Inc. (the “Corporation”), a corporation organized and existing under the Revised Statutes of the State of Nevada (the “Nevada Revised Statutes”), hereby certifies as follows:

1.           Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein has been duly approved by the Board of Directors and the holders of the majority of the outstanding voting power of the Corporation.

2.           Article IV of the Articles of Incorporation, as amended, is hereby amended to increase the number of authorized shares of common stock as follows:

The Corporation is authorized to issue 56,000,000,000 shares of common stock, $0.001 par value per share.

3.           This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the Board of Directors and stockholders of the Corporation on the __th day of [__] 2026 in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the ___ day of _________ 2026.

/s/ Charles Faulkner
Name: Charles Faulkner
Chief Executive Officer

A-1

Appendix B

CERTIFICATE OF AMENDMENT TO ARTICLES OF

INCORPORATION OF EDGEMODE, INC.

Edgemode, Inc. (the “Corporation”), a corporation organized and existing under the Revised Statutes of the State of Nevada (the “Nevada Revised Statutes”), hereby certifies as follows:

1.           Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein has been duly approved by the Board of Directors and the holders of the majority of the outstanding voting power of the Corporation.

2.           Article IV of the Articles of Incorporation, as amended, is hereby amended to add the following paragraph:

“At _______, Eastern Time, on __________, 2026 (the “Effective Time”), each [__] (__) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any stockholder shall be deemed after the Effective Time as a result of this Certificate of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.           This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the Board of Directors and stockholders of the Corporation on the __th day of [__] 2026 in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the ___ day of _________2026.

/s/ Charles Faulkner
Name: Charles Faulkner
Chief Executive Officer

B-1